Exhibit 21.1


                    WINN-DIXIE STORES, INC.

                   SUBSIDIARIES OF REGISTRANT



     The Registrant (Winn-Dixie Stores, Inc.) has no parents.

     The following list includes all of the subsidiaries of the Registrant except nineteen wholly-owned inactive domestic subsidiaries of the Registrant and/or its subsidiaries.

     All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the nineteen presently inactive domestic subsidiaries mentioned above.

     Each of the following subsidiaries is owned by the Registrant except that two subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above each indentation. All subsidiaries are wholly-owned except for Bahamas Supermarkets Limited, which is owned approximately 78% by W-D (Bahamas) Limited.


          Subsidiary                           State of Incorporation
     -------------------------                 ----------------------
     Astor Products, Inc.                             Florida
     Deep South Products, Inc.                        Florida
     Dixie Packers, Inc.                              Florida
     Fairway Food Stores Co., Inc.                    Florida
     Monterey Canning Co.                             California
     W-D (Bahamas) Limited                            Bahama Islands
          Bahamas Supermarkets Limited                Bahama Islands
               The City Meat Markets Limited          Bahama Islands
     Winn-Dixie Atlanta, Inc.                         Florida
     Winn-Dixie Charlotte, Inc.                       Florida
     Winn-Dixie Louisiana, Inc.                       Florida
     Winn-Dixie Midwest, Inc.                         Florida
     Winn-Dixie Montgomery, Inc.                      Kentucky
     Winn-Dixie Raleigh, Inc.                         Florida
     Winn-Dixie Texas, Inc.                           Texas

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